Exhibit 4.1

FIRST AMENDMENT

TO

SECTION 382 RIGHTS AGREEMENT

THIS FIRST AMENDMENT TO SECTION 382 RIGHTS AGREEMENT (this “First Amendment”) is made and entered into as of December 6, 2010, by and between Beazer Homes USA, Inc., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company (the “Rights Agent”).

W I T N E S S E T H:

WHEREAS, the Company and the Rights Agent have entered into that certain Section 382 Rights Agreement, dated as of November 12, 2010 (the “Rights Agreement”), to implement a stockholder rights plan as more fully described therein. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Rights Agreement;

WHEREAS, the Company’s Board of Directors has determined that it is advisable and in the best interests of the Company and its stockholders to amend the Rights Agreement as set forth herein;

WHEREAS, Section 26 of the Rights Agreement provides, among other things, that prior to the Distribution Date, the Company may supplement or amend any provision of the Rights Agreement without the approval of any holders of Common Stock, and that upon the delivery of a certificate from an appropriate officer of the Company which states that such proposed supplement or amendment is in compliance with the terms of Section 26 of the Rights Agreement, the Rights Agent shall execute such supplement or amendment;

WHEREAS, the Distribution Date has not occurred as of the date hereof; and

WHEREAS, the Company has delivered to the Rights Agent, concurrently with the execution and delivery of this First Amendment, a certificate from an appropriate officer of the Company stating that this First Amendment complies with Section 26 of the Rights Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the Company and the Rights Agent agree as follows:

1. Acquiring Person. Paragraph (a) of Section 1 of the Rights Agreement is hereby deleted in its entirety and replaced with the following:

““Acquiring Person” shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 4.95% or more of the shares of Common Stock then outstanding, but shall not include (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company, or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan, (iv) any Exempted Person or (v) any Person that beneficially owns at least a majority of the Common Stock following consummation of a Qualified Offer. Notwithstanding the foregoing, no Person shall become an “Acquiring Person” solely as a result of an Exempted Transaction.”

2. Affiliate and Associate. Paragraph (b) of Section 1 of the Rights Agreement is hereby deleted in its entirety and replaced with the following:

““Affiliate” and “Associate” shall mean, with respect to any Person, any other Person whose Common Stock would be deemed constructively owned by such first Person for purposes of Section 382 of the Code, would be deemed owned by a single “entity” as defined in Treasury Regulation § 1.382-3(a)(1) in which both such Persons are included, or otherwise would be deemed aggregated with Common Stock owned by such first Person pursuant to the provisions of Section 382 of the Code and the Treasury Regulations thereunder; provided, however, that a Person shall not be deemed to be the Affiliate or Associate of another Person solely because either or both Persons are or were directors of the Company.”

3. Beneficial Ownership. Paragraph (c) of Section 1 of the Rights Agreement is hereby deleted in its entirety and replaced with the following:

“A Person shall be deemed a “Beneficial Owner” of, shall be deemed to have “Beneficial Ownership” and shall be deemed to “beneficially own” any securities which such Person directly owns, or would be deemed to constructively own, pursuant to Section 382 of the Code and the Treasury Regulations promulgated thereunder.”

4. Qualified Offer. Section 1 of the Rights Agreement is hereby amended by inserting the following paragraph immediately following paragraph (u) and by amending all subsequent paragraph references in Section 1 of the Rights Agreement as needed to reflect an appropriate alphabetical ordering of paragraphs within said Section 1:

“(v) “Qualified Offer” shall mean an offer, determined by a majority of the members of the Board of Directors of the Company that are independent of the relevant offeror, to have each of the following characteristics with respect to the Common Stock: (i) a tender or exchange offer for all of the outstanding shares of Common Stock at the same per-share consideration; (ii) an offer that has commenced within the meaning of Rule 14d-2(a) under the Exchange Act; (iii) an offer that is conditioned on a minimum of at least a majority of the outstanding shares of the Common Stock being tendered and not withdrawn as of the offer’s expiration date, which condition shall not be waivable; (iv) an offer pursuant to which the offeror has announced that it intends, as promptly as practicable upon successful completion of the offer, to consummate a second step transaction whereby all shares of the Common Stock not tendered into the offer will be acquired using the same form and amount of consideration per share actually paid pursuant to the offer, subject to stockholders’ statutory appraisal rights, if any; (v) an offer pursuant to which the Company and its stockholders have received an irrevocable written commitment of the offeror that the offer will remain open for not less than 60 days; and (vi) an offer at a per-share consideration, and on such other terms and conditions, that in each case are adequate and fair. An offer shall constitute a Qualified Offer if and only for so long as each of the foregoing requirements in clauses (i) through (vi) remain satisfied, and if any such requirement shall at any time thereafter fail to be satisfied such offer shall no longer constitute a Qualified Offer.”

5. Final Expiration Date. Clause (i) of Paragraph (a) of Section 7 of the Rights Agreement is hereby amended by deleting the year “2020” and by substituting the year “2013” in lieu thereof such that the “Final Expiration Date” shall mean the close of business on November 12, 2013.

6. Expiration Date. Clause (vi) of Paragraph (a) of Section 7 of the Rights Agreement is hereby amended by inserting the following prior to “the first anniversary”:

“the earlier of (A) the date on which shareholders vote on and do not approve of this Agreement (if any) or (B)”

7. Supplements and Amendments. The penultimate sentence of Section 26 of the Rights Agreement is hereby deleted in its entirety and replaced with the following:

“Notwithstanding anything contained in this Agreement to the contrary, no supplement or amendment shall be made which changes the Redemption Price, extends the Final Expiration Date, changes the Purchase Price or changes the number of one one-thousandths of a share of Preferred Stock for which a Right is exercisable, and following the first occurrence of an event set forth in clauses (i) and (ii) of the first sentence of Section 23(a) hereof any supplement or amendment shall require the concurrence of a majority of the members of the Board of Directors of the Company.”

8. Amendments to Exhibits. The Exhibits to the Rights Agreement shall be deemed amended and restated to reflect this First Amendment, including all necessary and conforming changes.

9. Inconsistent Provisions. All provisions of the Rights Agreement which have not been amended by this First Amendment shall remain in full force and effect. Notwithstanding the foregoing, to the extent that there is any inconsistency between the provisions of the Rights Agreement and the provisions of this First Amendment, the provisions of this First Amendment shall control.

10. Counterparts. This First Amendment may be executed in two or more counterparts all of which when taken together shall constitute a single original.

11. Governing Law. This First Amendment shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed by their respective officers hereunto duly authorized, all as of the day and year first above written.

Attest:		BEAZER HOMES USA, INC.

By:	/s/ Deborah Danzig	By:	/s/ Kenneth Khoury
Name: Deborah Danzig		Name: Kenneth Khoury
Title: VP, Compliance Officer		Title: EVP and General Counsel

Attest:		AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ Felix Orihuela		By:	/s/ Herbert J. Lemmer
Name: Felix Orihuela			Name: Herbert J. Lemmer
Title: Vice President			Title: Vice President